                                                                EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


                   THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 3rd day of March, 1997, by and between US Xchange, L.L.C., a Michigan limited liability company, of 20 Monroe, N.W., Suite 450, Grand Rapids, Michigan 49503 ("Company") and Lee Thibaudeau, of 2731 Old Coach Road, Green Bay, Wisconsin 54306-5167 ("Thibaudeau").

                               Statement of Facts

                  Company is a telecommunications corporation engaged in the business of establishing regional competitive local exchanges. Thibaudeau has significant management experience and expertise which can benefit Company. Company wishes to employ Thibaudeau and Thibaudeau wishes to be employed by Company. Therefore, this Agreement is being entered into by the parties to provide the terms and conditions under which Thibaudeau shall be employed by Company.

                                    Agreement

                  IN CONSIDERATION OF THE FACTS STATED ABOVE AND THE MUTUAL COVENANTS CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

                  1. Employment. Company hires and employs Thibaudeau as a key employee in the operation by Company of its business. Thibaudeau accepts employment and agrees to continue to render his expert services to Company during the term of this Agreement. Thibaudeau shall have the title Chief Operating Officer - Midwest Region.

                  2. Term. The term of this Agreement ("Employment Period") shall be for a period of five (5) years, commencing on March 17, 1997, and ending March 16, 2002; provided, however, that the term of this Agreement shall automatically renew for successive one (1) year periods unless terminated by either party providing the other with written notice of termination at least ninety (90) days prior to the applicable anniversary of the date of this Agreement.

                           (a) Termination by Company. Company may terminate this Agreement at any time.

                           (b) Termination by Thibaudeau. Thibaudeau may terminate this Agreement prior to the expiration of the Employment Period by providing Company with one hundred eighty (180) days prior written notice.

                  3. Compensation.

                           (a) Salary. For services rendered by Thibaudeau as an employee pursuant to the provisions of this Agreement, Company shall pay Thibaudeau an annual salary of not less than One Hundred Thirty Thousand and 00/100 Dollars ($130,000.00). The annual salary shall be paid bi-monthly with equal installments of Five Thousand Four Hundred Sixteen and 67/100 Dollars ($5,416.67) payable on the fifteenth (15th) and last day of each month during the Employment Period. There shall be withheld from Thibaudeau's compensation such amount as Company is required by law to withhold and such other deductions as Thibaudeau shall authorize. Except as provided in Paragraph 3(d) below, in the event of early termination of this Agreement pursuant to Paragraph 2(a) or 2(b) above, or the death of Thibaudeau prior to the expiration of the Employment Period or any extension of this Agreement, Company shall have no obligation to make further payment of compensation to Thibaudeau or his estate under this Paragraph. However, in the event of early termination of this Agreement by Thibaudeau or due to any event described in Paragraph 3(d)(i), 3(d)(ii) or 3(d)(iii) below, Thibaudeau shall continue to be subject to the provisions of Paragraphs 6, 7 and 8 of this Agreement.

                           (b) Benefits. During the Employment Period, the Company shall allow Thibaudeau to participate in the Company's health insurance plan and pension plan, and receive an automobile allowance and other benefits on the same basis and eligibility requirements as other similar executives of Company.

                           (c) Bonus. During the Employment Period, Thibaudeau shall be eligible to receive an annual bonus in such amount as is approved by Company's management. It is anticipated that the yearly bonus will be a minimum of Twenty Thousand Dollars ($20,000).

                           (d) Salary Guarantee. Notwithstanding Paragraph 3(a), above, in the event Company terminates this Agreement for any reason other than just cause, Company shall continue to pay Thibaudeau's salary and provide Thibaudeau's benefits for a period of one (1) year following the date of termination. Just cause for the purposes of this Agreement shall be defined as any of the following (i) failure of Thibaudeau to perform competently any duty assigned to him which nonperformance rises, to the level of the industry standard for just cause termination, (ii) failure of Thibaudeau to perform any provision under this Agreement, or (iii) Thibaudeau's dishonesty or fraud. Company may not terminate this Agreement for just cause under Paragraph 3(d)(i) or 3(d)(ii) without having provided Thibaudeau with written notice of such cause and a period of sixty (60) days to take corrective action. This salary guarantee shall also be personally guaranteed by Ronald Vander Pol.

                           (e) Equity Guarantee. Upon the first to occur of: (i) the sale of Company's Wisconsin Region assets; (ii) the sale of all of Company's assets or equity interests; (iii) the completion of an initial public offering of Company's equity interests; or (iv) a merger of Company with another entity where Company is not the surviving entity (individually, a "Triggering Event"), Company agrees to pay Thibaudeau the first $1,500,000.00 of net equity of the Wisconsin Region (after subtracting Company's capitalization and outstanding debt related to the Wisconsin Region) ("Equity

         Guarantee"). Company also agrees to pay Thibaudeau a 5% share (the "Equity Share") of the total net equity (as defined above) following the occurrence of a Triggering Event, it being the parties' intent that the $1,500,000.00 payment described above be included in calculating the 5% share. Notwithstanding the above, if Thibaudeau's employment by Company is terminated for any reason during the initial five (5) year term of this Agreement, Thibaudeau shall forfeit twenty percent (20%) of the Equity Guarantee and twenty percent (20%) of the Equity Share for each year or partial year less than five (5) that Thibaudeau is employed by Company.

                  4. Post-Sale Covenants. Upon the occurrence of a Triggering Event, Thibaudeau agrees to execute an employment agreement and non-compete agreement with the purchaser for a period of not less than one (1) year, provided that the salary to be paid Thibaudeau during such period shall not be less than Thibaudeau's annual salary immediately prior to the sale, and further provided that the employment agreement and non-compete agreement shall be consistent with the terms and conditions of this Agreement except for Paragraph 3(e) which shall be omitted.

                  5. Nature of Employment. Company is employing Thibaudeau as one of its key employees. Thibaudeau will provide management services to Company pursuant to Company's business requirements. Thibaudeau shall conscientiously and competently perform all the duties of any position which he holds, including any additional duties assigned to him. During the Employment Period, Thibaudeau shall devote his time and efforts as required in the performance of his duties under this Agreement and shall use his best efforts to promote the business and interests of Company.

                  6. Non-Compete Agreement. Following termination of this Agreement by expiration of the Employment Period, or in the event of termination by Thibaudeau or due to any event described in Paragraph 3(d)(i), 3(d)(ii) or 3(d)(iii) above, Thibaudeau agrees as follows:

                           (a) That his services and responsibilities are unique in character and are of particular significance to Company, that Company is a competitive business and his continued and exclusive service to the Company under this Agreement is of a high degree of importance to the Company. Therefore, during the Employment Period and for a period of one (1) year thereafter (the "Non-Compete Period"), Thibaudeau shall not, directly or indirectly, as owner, partner, joint venturer, employee, broker, agent, corporate officer, principal, licensor, shareholder (unless as owner of no more than five percent (5%) of the issued and outstanding capital stock of such entity if such stock is traded on a major securities exchange) or in any other capacity whatsoever, engage in or have any connection with any business which is competitive with the Company, and which operates anywhere in the Midwest Region as defined by Company. For purposes of this Agreement, a business will be deemed to be competitive with the Company if it is engaged in the same business that the Company is engaged in on the date hereof or on the date of termination.

                           (b) During the Non-Compete Period, Thibaudeau shall not:

                                    (i) directly or indirectly, by initiating
                  contact or otherwise, induce, influence, combine or conspire with, any of the officers, employees or agents of Company to terminate their employment or relationship with or to compete against Company;

                                    (ii) directly or indirectly, by initiating
                  contact or otherwise, divert or attempt to divert any or all of any customers' or suppliers' business with Company.

                  7. Use of Information Obtained During Employment Period. Without limiting the general provisions set forth in Paragraph 6, Thibaudeau shall not for any reason, except in the ordinary course of business, use or divulge to any other person or party, except an officer or director of Company, any trade secrets or private business information of Company, including, without limitation, the names and/or records of any customer of Company, the names of any companies which are providing any services to Company, and correspondence or any other confidential or proprietary information relating to Company's business which may harm Company in any way.

                  8. Ownership of Documents, Inventions, Discoveries and Improvements. All records, files, plans, sketches, notes, notebooks, letters or the like relating to the business of Company, which Thibaudeau uses, prepares or comes in contact with shall remain the sole property of Company. Upon termination of employment, Thibaudeau shall promptly return all such materials in Thibaudeau's possession or control to Company. Further, Thibaudeau shall promptly inform Company of all inventions, discoveries and improvements made by Thibaudeau individually or in conjunction with others during the course of Thibaudeau's employment, which relate to Company's business. Thibaudeau shall assign to Company all of Thibaudeau's rights to such inventions, discoveries and improvements, and Company shall have a royalty-free right to use such inventions, discoveries and improvements in its business.

                  9. Equitable Relief. The covenants of Thibaudeau contained in this Agreement represent special, unique and extraordinary consideration of an immeasurable value which cannot be reasonably or adequately compensated by damages in an action at law, and a breach by Thibaudeau would cause Company irreparable injury and damage. Thibaudeau agrees that Company will be entitled to a remedy of injunction, specific performance or other equitable relief which will prevent the breach or breaches of the covenants contained in this Agreement, and this relief shall not constitute the waiver of any rights which Company may have for other damages.

                  10. Location. During the Employment Period, Thibaudeau shall not be required by Company to relocate his residence from Green Bay, Wisconsin.

                  11. Legal Expenses. In the event suit shall be brought by a party due to the breach of any term or condition of this Agreement, all expense incurred in connection with such suit (including attorney's fees) shall be awarded to the prevailing party in such suit.

                  12. Anticipation of Compensation. Thibaudeau shall have no power to transfer, assign, anticipate or otherwise encumber any payment required to be made under this Agreement, nor will any such payment be subject to seizure for the payment of any debt or judgment or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

                  13. Assignment. This Agreement shall not be assignable by Thibaudeau without the written consent of Company. This Agreement shall be freely assignable by Company.

                  14. Miscellaneous. No waiver by either party of any breach of this Agreement will be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof. Each and all of the several rights, remedies and options of either party under this Agreement will be construed as cumulative and no one of them is exclusive of the other or of any right, remedy or priority allowed by law or in equity.

                  15. Governing Law. This Agreement will be governed by and construed under and in accordance with the laws of the State of Michigan.

                  16. Headings. Paragraph headings contained in this Agreement are for convenience only and will not be considered for any purpose in construing this Agreement.

                  17. Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered in person to the recipient or 48 hours after depositing the same in the United States Mail, by certified mail, postage prepaid, addressed to the party at its address set forth above.

                  18. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective heirs, beneficiaries, personal representative, successors and assigns of the parties to this Agreement.

                  19. Third Parties. This Agreement is for the benefit of the parties, their successors and assigns, and is not for the benefit of any third party.

                  20. Entire Agreement. This Agreement cancels and supersedes all prior negotiations and understandings between the parties relating to its subject matter, and contains all of the terms, conditions and promises of the parties in connection with Thibaudeau's employment by Company; no modification or waiver of any of the provisions of this Agreement will be valid and binding unless in writing.

                  21. Severability. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remaining provisions of this Agreement.

                  WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

                                      US XCHANGE, L.L.C.


                                      By  /s/ Ronald VanderPol
                                        -----------------------------


                                            Its        CEO
                                               ----------------------

                                       /s/ Lee Thibaudeau
                                      -------------------------------
                                      Lee Thibaudeau

                               Personal Guarantee

                  The undersigned, Ronald VanderPol, is executing this Agreement for the sole purpose of personally guaranteeing the payments required by Paragraph 3(d).


                                       /s/ Ronald VanderPol
                                      -------------------------------
                                             Ronald VanderPol